Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	John L. Calmes, Jr.
Executive VP, Chief Financial & Strategy Officer, and Treasurer
(864) 298-9800

GREENVILLE, S.C. (October 25, 2024) - World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its second quarter of fiscal 2025.

WORLD ACCEPTANCE CORPORATION REPORTS FISCAL 2025 SECOND QUARTER RESULTS

Second fiscal quarter highlights

During its second fiscal quarter, World Acceptance Corporation achieved improved loan growth while continuing to focus on credit quality. Management believes that continuing to carefully invest in our best customers and closely monitoring performance has strengthened the Company's financial position and positioned us well for the remainder of the fiscal year.

Highlights from the second quarter include:

•	Net income of $22.1 million
•	Diluted net income per share of $3.99
•	Recency delinquency on accounts 90+ days past due improved to 3.4% at September 30, 2024, from 3.7% at September 30, 2023
•	Total revenues of $131.4 million, including a 113 basis point yield increase compared to the same quarter in the prior year

Portfolio results

Gross loans outstanding were $1.30 billion as of September 30, 2024, a 6.1% decrease from the $1.38 billion of gross loans outstanding as of September 30, 2023. During the most recent quarter, gross loans outstanding increased sequentially 1.7%, or $21.1 million, from $1.28 billion as of June 30, 2024, compared to a decrease of 1.3%, or $18.5 million, in the comparable quarter of the prior year.

During the most recent quarter, we saw improvement in borrowing from new, former and existing customers compared to the same quarter of fiscal year 2024. Specifically, new, former and refinance loan customer volume during the quarter increased 20.8%, 11.5% and 2.9%, respectively, compared to the same quarter of fiscal year 2024. Our customer base decreased by 0.1% during the twelve-month period ended September 30, 2024, compared to a decrease of 9.4% for the comparable period ended September 30, 2023. During the quarter ended September 30, 2024, the number of unique borrowers in the portfolio increased by 3.6% compared to an increase of 1.0% during the quarter ended September 30, 2023. We continued to improve the gross yield to expected loss ratio for all new, former and refinance customer originations and will continue to monitor performance indicators and intend to adjust underwriting accordingly.

The following table includes the volume of gross loan origination balances by customer type for the following comparative quarterly periods:

	Q2 FY 2025	Q2 FY 2024	Q2 FY 2023
New Customers	$44,479,349	$36,822,744	$36,638,094
Former Customers	$100,630,514	$90,227,607	$98,701,899
Refinance Customers	$557,020,707	$541,181,690	$621,138,738

As of September 30, 2024, the Company had 1,045 open branches. For branches open at least twelve months, same store gross loans decreased 5.6% in the twelve-month period ended September 30, 2024, compared to a decrease of 10.9% for the twelve-month period ended September 30, 2023. For branches open throughout both periods, the customer base over the twelve-month period ended September 30, 2024, increased 0.3% compared to a decrease of 6.7% for the twelve-month period ended September 30, 2023.

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WRLD Reports Fiscal 2025 Second Quarter Results

Three-month financial results

Net income for the second quarter of fiscal 2025 increased to $22.1 million compared to $16.1 million for the same quarter of the prior year. Net income per diluted share increased to $3.99 per share in the second quarter of fiscal 2025 compared to $2.71 per share for the same quarter of the prior year. Net income in the current and prior year quarter benefited from lower incentive expense as a result of the reversal of the expense associated with our performance-based share plan.

Total revenues for the second quarter of fiscal 2025 decreased to $131.4 million, a 4.0% decrease from $136.9 million for the same quarter of the prior year. Interest and fee income declined 2.6%, from $117.0 million in the second quarter of fiscal 2024 to $113.9 million in the second quarter of fiscal 2025. Insurance income decreased by 20.5% to $12.3 million in the second quarter of fiscal 2025 compared to $15.5 million in the second quarter of fiscal 2024. The large loan portfolio decreased from 56.7% of the overall portfolio as of September 30, 2023, to 52.1% as of September 30, 2024. Interest and insurance yields for the quarter ended September 30, 2024 increased 191 and 113 basis points compared to the quarters ended March 31, 2024 and September 30, 2023, respectively. Other income increased by 17.5% to $5.2 million in the second quarter of fiscal 2025 compared to $4.4 million in the second quarter of fiscal 2024.

The Company accrues for expected losses with a current expected credit loss ("CECL") methodology, which requires us to create a provision for credit losses on the day we originate the loan. The provision for credit losses increased $6.2 million to $46.7 million from $40.5 million when comparing the second quarter of fiscal 2025 to the second quarter of fiscal 2024. The table below itemizes the key components of the CECL allowance and provision impact during the quarter.

CECL Allowance and Provision (Dollars in millions)	Q2 FY 2025	Q2 FY 2024	Difference	Reconciliation
Beginning Allowance - June 30	$109.7	$129.3	$(19.6)
Change due to Growth	$1.8	$(1.6)	$3.4	$3.4
Change due to Expected Loss Rate on Performing Loans	$0.8	$(1.2)	$2.0	$2.0
Change due to 90 day past due	$2.2	$2.4	$(0.2)	$(0.2)
Ending Allowance - September 30	$114.5	$128.9	$(14.4)	$5.2
Net Charge-offs	$41.9	$40.9	$1.0	$1.0
Provision	$46.7	$40.5	$6.2	$6.2

Note: The change in allowance for the quarter plus net charge-offs for the quarter equals the provision for the quarter (see above reconciliation).

The provision was negatively impacted by growth and an increase in expected loss rates during the quarter. Specifically, expected loss rates were negatively impacted by an increase in our 0-5 month customers, our riskiest customers, during the current quarter.

Net charge-offs for the quarter increased $1.0 million, from $40.9 million in the second quarter of fiscal 2024 to $41.9 million in the second quarter of fiscal 2025. Net charge-offs as a percentage of average net loan receivables on an annualized basis increased to 17.6% in the second quarter of fiscal 2025 from 16.1% in the second quarter of fiscal 2024. The prior year quarter's net charge-offs benefited from a $4.9 million bulk sale of charge-offs from prior periods.

Accounts 61 days or more past due decreased to 5.6% on a recency basis at September 30, 2024, compared to 5.9% at September 30, 2023. Our allowance for credit losses as a percent of net loans receivable was 12.0% at September 30, 2024, compared to 12.8% at September 30, 2023. We also experienced improvement in recency delinquency on accounts at least 90 days past due, improving from 3.7% at September 30, 2023, to 3.4% at September 30, 2024.

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WRLD Reports Fiscal 2025 Second Quarter Results

The table below is updated to use the customer tenure-based methodology that aligns with our CECL methodology. After experiencing rapid portfolio growth during fiscal years 2019 and 2020, primarily in new customers, our gross loan balance experienced pandemic related declines in fiscal 2021 before rebounding during fiscal 2022. Over the last two and a half years we have tightened our lending to new customers substantially. The tables below illustrate the changes in the portfolio weighting.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
09/30/2019	$457,720,143	$816,488,354	$1,274,208,497
09/30/2020	$365,242,591	$744,182,305	$1,109,424,896
09/30/2021	$455,201,848	$939,669,804	$1,394,871,652
09/30/2022	$481,374,232	$1,117,025,275	$1,598,399,507
09/30/2023	$324,731,250	$1,054,823,272	$1,379,554,522
09/30/2024	$259,160,389	$1,036,732,429	$1,295,892,818

Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
09/30/2019	$97,211,268	$50,207,090	$147,418,358
09/30/2020	$(92,477,552)	$(72,306,049)	$(164,783,601)
09/30/2021	$89,959,257	$195,487,499	$285,446,756
09/30/2022	$26,172,384	$177,355,471	$203,527,855
09/30/2023	$(156,642,982)	$(62,202,003)	$(218,844,985)
09/30/2024	$(65,570,861)	$(18,090,843)	$(83,661,704)

Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
09/30/2019	35.9%	64.1%
09/30/2020	32.9%	67.1%
09/30/2021	32.6%	67.4%
09/30/2022	30.1%	69.9%
09/30/2023	23.5%	76.5%
09/30/2024	20.0%	80.0%

General and administrative (“G&A”) expenses decreased $16.6 million, or 26.4%, to $46.4 million in the second quarter of fiscal 2025 compared to $62.9 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from 46.0% during the second quarter of fiscal 2024 to 35.3% during the second quarter of fiscal 2025. G&A expenses per average open branch decreased by 25.9% when comparing the second quarter of fiscal 2025 to the second quarter of fiscal 2024.

Personnel expense decreased $16.7 million, or 43.4%, during the second quarter of fiscal 2025 as compared to the second quarter of fiscal 2024. Salary expense decreased approximately $0.5 million, or 1.7%, during the quarter ended September 30, 2024, compared to the quarter ended September 30, 2023. Our headcount as of September 30, 2024, decreased 6.7% compared to September 30, 2023. Benefit expense decreased approximately $1.1 million, or 12.2%, when comparing the quarterly periods ended September 30, 2024 and 2023. Incentive expense decreased $14.6 million, in the second quarter of fiscal 2025 compared to the second quarter of fiscal 2024. The decrease in incentive expense is mostly due to a decrease in share-based compensation as a result of an $18.5 million reversal of the expense associated with the second tranche of our performance-based share plan since the Company is no longer expected to achieve the target required for the second tranche to vest. The target was set at earnings per share of $20.45 over four consecutive quarters, and the final measurement date for this target is March 31, 2025.

Occupancy and equipment expense decreased $0.1 million, or 0.7%, when comparing the quarterly periods ended September 30, 2024 and 2023.

Advertising expense increased $0.6 million, or 25.9%, in the second quarter of fiscal 2025 compared to the second quarter of fiscal 2024 due to increased spending on customer acquisition programs.

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WRLD Reports Fiscal 2025 Second Quarter Results

Interest expense for the quarter ended September 30, 2024, decreased by $2.1 million, or 16.6%, from the corresponding quarter of the previous year. Interest expense decreased due to a 14.5% decrease in average debt outstanding for the quarter and a 0.6% decrease in the effective interest rate from 8.71% to 8.66%. The average debt outstanding decreased from $580.4 million to $496.0 million when comparing the quarters ended September 30, 2024 and 2023. The Company’s debt to equity ratio decreased to 1.2:1 at September 30, 2024, compared to 1.4:1 at September 30, 2023. As of September 30, 2024, the Company had $504.9 million of debt outstanding, net of unamortized debt issuance costs related to the unsecured senior notes payable. The Company repurchased and canceled $12.0 million of its previously issued bonds for a purchase price of $11.5 million during the second quarter of fiscal 2025.

Other key return ratios for the second quarter of fiscal 2025 included a 7.8% return on average assets and a return on average equity of 20.1% (both on a trailing twelve-month basis).

The Company repurchased 85,843 shares of its common stock on the open market at an aggregate purchase price of approximately $10.0 million during the second quarter of fiscal 2025. This is in addition to repurchases of 79,324 shares during the first quarter of fiscal 2025 at an aggregate purchase price of approximately $11.1 million. As of September 30, 2024, the Company had $10.0 million in aggregate remaining repurchase capacity under its current share repurchase program and approximately $24.7 million under the terms of our debt facilities. The Company repurchased 295,201 shares during fiscal 2024 at an aggregate purchase price of approximately $36.2 million. The Company had approximately 5.4 million common shares outstanding, excluding approximately 367,500 unvested restricted shares, as of September 30, 2024.

Six-Month Results

Net income for the six-months ended September 30, 2024, increased $6.5 million to $32.1 million compared to $25.6 million for the same period of the prior year. This resulted in a net income of $5.77 per diluted share for the six months ended September 30, 2024, compared to $4.33 per diluted share in the prior-year period. Total revenues for the first six-months of fiscal 2025 decreased 5.5% to $260.9 million, compared to $276.2 million during the corresponding period of the previous year due to a decrease in loans outstanding. Annualized net charge-offs as a percent of average net loans increased from 16.5% during the first six-months of fiscal 2024 to 17.0% for the first six-months of fiscal 2025.

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,000 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit; however, unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. For more information, visit www.loansbyworld.com.

Second quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://event.choruscall.com/mediaframe/webcast.html?webcastid=Lh4m14ro. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

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WRLD Reports Fiscal 2025 Second Quarter Results

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that is or may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory examinations, proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; the impact of inflation; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats or incidents, including the potential or actual misappropriation of assets or sensitive information, corruption of data or operational disruption and the cost of the associated response thereto; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2024, as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Reports Fiscal 2025 Second Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2024	2023	2024	2023
Revenues:
Interest and fee income	$113,905	$116,953	$225,066	$233,572
Insurance and other income, net	17,504	19,922	35,870	42,627
Total revenues	131,409	136,875	260,936	276,199

Expenses:
Provision for credit losses	46,669	40,463	92,088	87,065
General and administrative expenses:
Personnel	21,754	38,437	58,730	80,229
Occupancy and equipment	12,337	12,429	24,500	25,048
Advertising	2,821	2,242	4,478	4,991
Amortization of intangible assets	959	1,063	1,965	2,132
Other	8,484	8,776	18,093	18,672
Total general and administrative expenses	46,355	62,947	107,766	131,072

Interest expense	10,457	12,543	20,226	24,785
Total expenses	103,481	115,953	220,080	242,922

Income before income taxes	27,928	20,922	40,856	33,277

Income tax expense	5,800	4,839	8,780	7,655

Net income	$22,128	$16,083	$32,076	$25,622

Net income per common share, diluted	$3.99	$2.71	$5.77	$4.33

Weighted average diluted shares outstanding	5,549	5,939	5,558	5,915

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WRLD Reports Fiscal 2025 Second Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	September 30, 2024	March 31, 2024	September 30, 2023
ASSETS
Cash and cash equivalents	$9,746	$11,839	$18,786
Gross loans receivable	1,295,870	1,277,149	1,379,514
Less:
Unearned interest, insurance and fees	(338,708)	(326,746)	(370,312)
Allowance for credit losses	(114,455)	(102,963)	(128,892)
Loans receivable, net	842,707	847,440	880,310
Income taxes receivable	4,769	3,091	—
Operating lease right-of-use assets, net	80,604	79,501	80,397
Property and equipment, net	21,445	22,897	23,696
Deferred income taxes, net	32,231	30,943	41,858
Other assets, net	41,183	42,199	40,124
Goodwill	7,371	7,371	7,371
Intangible assets, net	9,107	11,070	13,158
Total assets	$1,049,163	$1,056,351	$1,105,700

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$265,630	$223,419	$276,556
Senior unsecured notes payable, net	239,311	272,610	284,379
Income taxes payable	—	—	1,947
Operating lease liability	82,860	81,921	82,948
Accounts payable and accrued expenses	43,898	53,974	49,847
Total liabilities	631,699	631,924	695,677

Shareholders' equity	417,464	424,427	410,023
Total liabilities and shareholders' equity	$1,049,163	$1,056,351	$1,105,700

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WRLD Reports Fiscal 2025 Second Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED STATISTICS

(unaudited and in thousands, except percentages and branches)

	Three months ended September 30,		Six months ended September 30,
	2024	2023	2024	2023

Gross loans receivable	$1,295,870	$1,379,514	$1,295,870	$1,379,514
Average gross loans receivable (1)	1,284,326	1,394,395	1,277,911	1,390,609
Net loans receivable (2)	957,162	1,009,202	957,162	1,009,202
Average net loans receivable (3)	949,302	1,017,773	946,188	1,015,017

Expenses as a percentage of total revenue:
Provision for credit losses	35.5%	29.6%	35.3%	31.5%
General and administrative	35.3%	46.0%	41.3%	47.5%
Interest expense	8.0%	9.2%	7.8%	9.0%
Operating income as a % of total revenue (4)	29.2%	24.4%	23.4%	21.0%

Loan volume (5)	702,238	668,215	1,384,435	1,389,449

Net charge-offs as percent of average net loans receivable on an annualized basis	17.6%	16.1%	17.0%	16.5%

Return on average assets (trailing 12 months)	7.8%	5.0%	7.8%	5.0%

Return on average equity (trailing 12 months)	20.1%	15.2%	20.1%	15.2%

Branches opened or acquired (merged or closed), net	(2)	(2)	(3)	(20)

Branches open (at period end)	1,045	1,053	1,045	1,053

(1) Average gross loans receivable is determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.

(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.

(3) Average net loans receivable is determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.

(4) Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.

(5) Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

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